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Offer to Purchase for Cash

by

AB ELECTROLUX

One in every 20 Shares of its Common Stock,
Including Class B Shares represented by American Depositary Shares ("ADSs")
(together with 20 Rights or 20 ADS Rights
for each Share or ADS tendered, respectively)
At a Redemption Price of SEK 400 per ADS, SEK 200 per Class A Share and
SEK 200 per Class B Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON, JUNE 1, 2004.

        AB Electrolux, a company organized under the laws of Sweden (the "Company"), offers to redeem (the "Offer to Purchase") shares of Common Stock and Class B shares underlying ADSs in accordance with the terms and conditions described or referred to in this Offer to Purchase, and described or referred to in the accompanying "Letter of Transmittal to Tender American Depositary Shares ("ADSs")" (the "ADS Letter of Transmittal"), the "Letter of Transmittal to Tender Shares of Common Stock" (the "Share Letter of Transmittal", together with the ADS Letter of Transmittal, the "Letters of Transmittal" and together with the Offer to Purchase, the "Offer") and accompanying documents which will be mailed on May 4, 2004. The Offer is being made in connection with a share redemption program to be conducted by the Company in accordance with Swedish law (the "Swedish Offer", and together with the Offer, the "Share Redemption"), pursuant to which the Company will offer to redeem one in every 20 outstanding shares of Class A Common Stock, 5 Swedish kronor ("SEK" or "Swedish Kronor") par value per share ("Class A Shares") and one in every 20 outstanding shares of Class B Common Stock, SEK 5 par value per share ("Class B Shares", and together with the Class A Shares, the "Shares"), including Class B Shares underlying the Company's ADSs (the "Underlying Shares"). Each of the Company's ADSs represents two Class B Shares and is evidenced by an American Depositary Receipt (an "ADR"). The Bank of New York acts as depositary for the ADSs, and as rights and tender agent under the Offer (the "Depositary"). The Offer is being made to all holders of Shares and ADSs, including each owner who is a registered holder of Shares with a VP-account, who is located in the United States (together, the "U.S. Shareholders").

        The Share Redemption will be effected pursuant to the distribution on April 28, 2004, by the Company of (i) one right for each outstanding Class A Share (a "Class A Right") to all holders of Class A Shares who were holders of record on April 26, 2004, (ii) one right for each outstanding Class B Share (a "Class B Right") to all holders of Class B Shares who were holders of record on April 26, 2004 (Class A Rights and Class B Rights, together "Rights") and (iii) one right for each outstanding ADS (an "ADS Right") to all holders of ADSs who were holders of record on April 26, 2004. Rights will be recorded in each shareholder's or such shareholder's nominee's account with the Swedish VPC AB (the "VPC"), and ADS Rights will be allocated to ADS holders on the books of the Depositary. Twenty Rights distributed in respect of a particular class of Shares, other than Underlying Shares represented by ADSs, will entitle the holder thereof to tender for redemption, for cash, one Share of that class, other than an Underlying Share represented by an ADS, from such holder at the share redemption price (the "Share Redemption Price"). For the first 50 Shares tendered, holders will be entitled to use either Class A Rights or Class B Rights. Twenty ADS Rights will entitle the holder thereof to tender for redemption, for cash, one ADS from such holder at the ADS redemption price (the "ADS Redemption Price", and together with the Share Redemption Price, the "Redemption Price"). SEK 200 will be paid in cash for each Class A Share, SEK 200 will be paid in respect of each Class B Share and SEK 400 will be paid in respect of each ADS.

        From May 4, 2004 through May 26, 2004, the Rights will be listed for trading on the Stockholm Stock Exchange under the symbols "ELUX SRA" and "ELUX SRB", respectively. ADS Rights issued in respect of ADSs will be listed for trading on NASDAQ from May 4, 2004 through June 1, 2004 under the symbol "ELUXR". The Company proposes to make arrangements, which are to be described in a form accompanying the Letter(s) of Transmittal, enabling each holder of Rights or ADS Rights to sell up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights), as applicable, free of broker fees. Following the distribution of the Rights and ADS Rights on April 28, 2004, the Company will, on May 4, 2004 (the "Commencement Date") mail the Letter(s) of Transmittal and accompanying documents enabling U.S. Shareholders to tender Shares or ADSs pursuant to the Offer. U.S. Shareholders may tender Shares or ADSs pursuant to the Offer from 9:00 a.m. New York City time on May 4, 2004, until 12:00 midnight, New York City time on June 1, 2004 (the "Expiration Date"). In order to validly tender Shares or ADSs pursuant to the Offer, a U.S. Shareholder must properly complete and duly execute the Letter(s) of Transmittal (or facsimile thereof) and any other documents required by the Letter(s) of Transmittal in accordance with the instructions set forth therein.

        Electrolux expects it will take approximately six U.S. business days after the Expiration Date, i.e., until approximately June 9, 2004, to calculate the exact number of Shares that have been tendered for redemption under both the Swedish Offer and the Offer. Such number of Shares, including Underlying Shares, to be redeemed under both the Swedish Offer and the Offer constitute the "Total Share Number". Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is expected to be published on or about June 9, 2004.

        An extraordinary general meeting (the "EGM") of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and, second, the registration of the Share Redemption by the Swedish Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of a the time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter. Under VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. The Depositary will convert the Swedish kronor it receives from the Company into U.S. dollars and will distribute the proceeds, net of conversion expenses, any Swedish withholding tax and U.S. backup withholding tax (if applicable), to those holders who tendered ADSs on or about July 8, 2004.

        Under the Offer, Rights and ADS Rights which are not exercised in connection with the tender of Shares or ADSs by 12:00 midnight, New York City time on the Expiration Date will expire worthless. The Company will accept for payment Shares and ADSs tendered pursuant to the Offer.

        For Swedish tax purposes, the payment of the Redemption Price pursuant to the Offer to persons who are not tax residents of Sweden will be treated as a dividend and thereby subject to a Swedish withholding tax. See the discussion contained herein under "The Offer—Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders—Taxation of Exercise of Tender Rights and Redemption of Shares or ADSs Pursuant to the Offer". Consequently, U.S. Holders should consult their own tax advisors regarding the relative merits of disposing of their Rights or ADS Rights and their Shares or ADSs, as the case may be, pursuant to the Offer or, in the alternative, in a transaction on the open market.

        Neither the Company nor its Board of Directors makes any recommendation whether or not to tender any Shares or ADSs. Each holder must make its own decision whether to tender shares or ADSs and, if so, how many shares or ADSs to tender.

        For U.S. Shareholders, questions and requests for assistance in connection with the Offer may be directed to Morrow & Co., Inc. (the "Information Agent") at its address and telephone number, set forth on the back page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter(s) of Transmittal and accompanying documents and other related materials may be obtained from the Information Agent, the Depositary or from brokers, dealers, commercial banks and trust companies.

IMPORTANT

        Any U.S. Shareholder desiring to tender pursuant to the Offer should either, (i) if the Shares or ADRs evidencing ADSs are held in a name other than the U.S. Shareholder's name, request such U.S. Shareholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for the U.S. Shareholder, or (ii) if the Shares or ADRs evidencing ADSs are held in such U.S. Shareholder's name, properly complete and duly execute the appropriate sections of the Letter(s) of Transmittal (or a facsimile thereof), and any other documents required by the Letter(s) of Transmittal in accordance with the instructions set forth therein, and mail or deliver it and any other required documents to the Depositary in accordance with the instructions set forth in the Letter(s) of Transmittal, and as described herein under "The Offer-Procedure for Tendering Shares and ADSs". In addition, any such U.S. Shareholder holding ADSs must deliver the ADRs evidencing the ADSs being tendered to the Depositary along with the Letter(s) of Transmittal, or must tender such ADSs pursuant to the procedure for book-entry transfer described herein under "The Offer-Procedure for Tendering Shares and ADSs". Alternatively, a U.S. Shareholder may, in certain circumstances, tender Shares or ADSs in compliance with the guaranteed delivery procedure described in "The Offer-Procedure for Tendering Shares and ADSs".

        No person has been authorized to make any recommendation on behalf of the Company as to whether holders should tender Shares or ADSs pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter(s) of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Company.

PLEASE REFER TO PAGE (i) FOR A SUMMARY OF THE OFFER.

SUMMARY TERM SHEET

        This summary term sheet highlights the most material information from this Offer to Purchase. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letters of Transmittal carefully. We have included references to the sections of this Offer to Purchase where a more complete description of the topics in this summary are discussed. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase. References in this summary term sheet to "we", "our" and "us" mean AB Electrolux.

WHO IS OFFERING TO REDEEM MY SECURITIES?

•
We are offering to redeem a portion of your AB Electrolux securities as part of our share redemption program. See Introduction.

WHAT IS THE SHARE REDEMPTION PROGRAM?

•
The purpose of the redemption program is to contribute to increased shareholder value through a distribution of funds, in addition to dividends and repurchases of shares.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•
We are offering to redeem one in every 20 ADSs outstanding. Each ADS represents two Class B Shares. We are also offering to redeem one in every 20 Class A Shares and one in every 20 Class B Shares outstanding.

•
As part of our share redemption program, we have distributed to you:

(1)
one ADS Right for each ADS held by you; and/or

(2)
one Right for each Class A Share and/or one Right for each Class B Share held by you.

•
Twenty ADS Rights entitle you to tender for redemption by us one ADS. Similarly, 20 Rights of a particular class entitle you to tender for redemption by us one common share of that particular class. However, you are entitled to use Rights to redeem up to 50 common shares of a different class. See Introduction.

HOW MUCH ARE WE OFFERING TO PAY?

•
For each ADS and Share properly tendered, SEK 400 will be paid in cash for each ADS, SEK 200 will be paid in cash for each Class A Share and SEK 200 will be paid in cash for each Class B Share.

WHAT IS THE FORM OF PAYMENT?

•
We are offering to pay cash in U.S. dollars for each ADS properly tendered. The Depositary will convert the Swedish kronor it receives from Electrolux into U.S. dollars and will distribute the proceeds, net of conversion expenses, any Swedish withholding tax and any U.S. backup withholding (if applicable), to the holders who tendered ADSs.

•
We are offering to pay cash in Swedish kronor for each Class A Share or Class B Share properly tendered.

•
These redemption prices are expected to be higher than the market price for an ADS and a Class A Share and Class B Share, respectively. Accordingly, the ADS Rights and the Rights are expected to have economic value. See Introduction.

i

IF I DO NOT WANT TO TENDER MY ADSs OR SHARES, MAY I SELL MY ADS RIGHTS AND RIGHTS?

•
Yes. From May 4, 2004, through 12:00 midnight, New York City time, on June 1, 2004, the ADS Rights will be listed for trading on NASDAQ under the symbol "ELUXR". Furthermore, from May 4, 2004, through May 26, 2004, the Rights will be listed for trading on the Stockholm Stock Exchange under the symbol "ELUX SRA" and "ELUX SRB". See Section 5.

•
We have made arrangements which enable you to sell, free of broker fees, up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights). In order to effect a commission free transaction, you must deliver a duly completed sell order transactions form to The Bank of New York, as Depositary, before 4:00 p.m., New York City time, on May 19, 2004. See Section 5.

ARE THE COMMISSION FREE SALES LIMITED TO 1,000 CLASS A RIGHTS OR 1,000 CLASS B RIGHTS OR 500 ADS RIGHTS PER BROKER OR PER BENEFICIAL OWNER?

•
Each beneficial owner may sell up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights) in a commission free transaction.

WHAT IF I WANT TO SELL MORE THAN 1,000 CLASS A RIGHTS OR 1,000 CLASS B RIGHTS OR 500 ADS RIGHTS?

•
You will be able to sell, free of broker fees, up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights) through the sell order transactions form submitted to The Bank of New York. If you want to sell more than 1,000 Class A Rights or 1,000 Class B or 500 ADS Rights, you must sell the number over 1,000 Rights or over 500 ADS Rights or all your Rights and/or ADS Rights through a regular transaction in the market.

WHAT CAN I DO IF I HAVE LESS THAN 20 CLASS A SHARES OR LESS THAN 20 CLASS B SHARES OR LESS THAN 20 ADSs?

•
You will not receive sufficient Rights or ADS Rights to be able to tender shares or ADSs for redemption by us. You however retain the option to sell or buy ADS Rights on NASDAQ and/or Rights on the Stockholm Stock Exchange during the applicable dates as described above. If you wish to dispose of your Rights and/or ADS Rights, you may do so through the commission free transaction described above. If you wish to build up a sufficient number of Rights and/or ADS Rights so as to be able to tender shares and/or ADSs for redemption by us, you may purchase them on the Stockholm Stock Exchange and/or NASDAQ.

ARE THERE ANY SIGNIFICANT CONDITIONS TO THE OFFER?

•
The redemption offer is conditioned upon:

(1)
the shareholders approving, by a two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and

(2)
the registration of the Share Redemption by the Swedish Patent and Registration Office.

  The issue and redemption of the Class C shares is necessary under Swedish law in place of a time-consuming process of obtaining Swedish court approval for the Share Redemption.

  If these conditions are satisfied, Electrolux will be irrevocably bound to consummate the Share Redemption.

DO WE HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•
We intend to use cash on hand (including cash raised through short term borrowings) for the share redemption offer in a total amount of approximately SEK 3,000 million. See Section 9.

HOW LONG DO I HAVE TO TENDER MY ADSs OR SHARES?

•
The offer will expire at 12:00 midnight, New York City time, on June 1, 2004 (the "Expiration Date").

•
ADS Rights and Rights which are not exercised and transferred to us with tendered ADSs or shares before the expiration of this offer will expire worthless. See Section 1.

WHAT IS THE PURPOSE OF THIS OFFER?

•
On April 21, 2004, at our Annual General Meeting of Shareholders, our shareholders adopted a resolution to initiate the redemption of our shares in order to be able to contribute to increased shareholder value through a distribution of funds, in addition to dividends and repurchases of shares.

HOW DO I TENDER MY ADSs OR SHARES?

•
If you decide to tender your ADSs or Shares, then prior to the Expiration Date you must either:

(1)
(A) if the ADSs are registered in your name, deliver your ADR certificates representing the ADSs that you are tendering, together with 20 ADS right certificates per tendered ADS, and a properly completed and signed letter of transmittal to tender ADSs to the Depositary at the address appearing on the back cover of this Offer to Purchase; or

    (B) if the shares are registered in your name, deliver a properly completed and signed letter of transmittal to tender shares of common stock to the Depositary at the address appearing on the back cover of this Offer to Purchase;

  (2)
  (A) if the ADSs are registered in the name of your broker or other nominee, you should instruct your broker or other nominee to deliver to the Depositary at the address appearing on the back cover of this Offer to Purchase a confirmation of receipt of your ADSs, together with 20 ADS Rights per tendered ADS, by book entry transfer and a properly completed and signed letter of transmittal (or, if ADSs are delivered through DTC, an Agent's Message); or

    (B) if the Shares are registered in the name of your broker or other nominee, you should instruct your broker or other nominee to deliver to the Depositary a properly completed and signed letter of transmittal to tender shares at the address appearing on the back cover of this Offer to Purchase;

  (3)
  if your ADS or share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedures described in Section 2.

•
Contact Morrow & Co., Inc., the U.S. Information Agent, at one of the telephone numbers or addresses appearing on the back cover of this Offer to Purchase or contact your broker for assistance. See Section 2 and the instructions to the appropriate letter of transmittal.

ONCE I HAVE TENDERED ADSs OR SHARES IN THIS OFFER CAN I WITHDRAW MY TENDER?

•
You may withdraw your tendered ADSs and related ADS Rights, and Shares, and related Rights, at any time before 12:00 midnight, New York City time, on June 1, 2004. See Section 4.

WHAT DOES AB ELECTROLUX AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

•
Neither our Board of Directors nor we make any recommendation to you as to whether or not you should tender your ADSs or Shares.

•
You must decide whether to tender your ADSs or Shares, and if so, how many ADSs or Shares to tender.

WHAT IS THE RECENT MARKET PRICE OF MY ADSs AND SHARES?

•
The principal trading market for the Class B shares is the Stockholm Stock Exchange. In the United States, ADSs are traded on NASDAQ under the symbol "ELUX".

•
On April 29, 2004, the closing sales price of the ADSs on NASDAQ was $39.33. The closing sales price of the Class B Shares on the Stockholm Stock Exchange was SEK 157.50 and the closing price of Class A Shares on the Stockholm Stock Exchange was SEK 169. See Section 6.

•
You are urged to obtain a current market quotation for the ADSs and shares.

WHERE CAN I FIND THE DAILY VALUE OF THE SWEDISH KRONOR?

•
The "C" Section of The Wall Street Journal (Money & Investing) carries a table entitled "Currency Trading" which gives the prior two days exchange rates for most major currencies, including Swedish Kronor.

IS THERE ANY SWEDISH WITHHOLDING TAX PAYABLE?

•
For persons who are not tax residents of Sweden, Swedish withholding tax will be withheld on the full amount of the Redemption Price paid upon the redemption by us of tendered Shares and ADSs. U.S. Shareholders may be required to make certain representations and certifications with respect to their eligibility for a reduced 15% withholding tax rate so that such owners will receive benefit of the reduced rate on or about payment date. In the absence of appropriate certification, Swedish tax at the statutory rate of 30% might therefor be withheld from the full redemption price paid.

•
No Swedish withholding tax is payable when the Rights and ADS Rights are sold on the market.

IS THERE ANY U.S. TAX PAYABLE?

•
The distribution of Rights or ADS Rights and the payment of the Redemption Price will be taxable transactions for U.S. federal income tax purposes. U.S. holders are strongly urged to consult their own tax advisors as to the U.S. federal, state and local tax consequences, as well as to any Swedish tax consequences, of their receipt of the Rights or ADS Rights and their disposition of Rights, ADS Rights, ADSs or shares, whether or not pursuant to the Offer. Other persons are also urged to consult their own tax advisors as to the overall tax consequences of their receipt of the Rights or ADS Rights and their ownership of ADSs and the Class B Shares underlying ADSs. In this regard, no AB Electrolux employee has been authorized to provide any tax advice. See Section 14.

WHEN WILL WE PAY FOR SHARES TENDERED?

•
We will accept for payment Shares properly tendered. We expect to make payment with respect to each Share properly tendered on or about June 30, 2004. You should note that payment will be made net of any Swedish withholding tax and any U.S. backup withholding tax payable. See Sections 3 and 14.

WHEN WILL WE PAY FOR THE ADSs YOU TENDER?

•
We will accept for payment ADSs properly tendered. With respect to each ADS properly tendered, we expect to make payment to the Depositary, in Swedish kronor, on or about June 30, 2004, which will then be converted by the Depositary into U.S. dollars and distributed to ADR holders who tendered ADSs, net of conversion expenses, on or about July 8, 2004. You should note that payments will be made net of any Swedish withholding tax and any U.S. backup withholding tax payable. See Sections 3 and 14.

WHAT ARE THE IMPORTANT DATES I NEED TO KNOW?

May 4, 2004	Beginning of the offer and beginning of the period during which I can trade ADS Rights on NASDAQ and Rights on the Stockholm Stock Exchange.
May 19, 2004	The last day on which I must deliver a sell order transactions form to The Bank of New York in order to effect a commission free transaction in relation to the ADS Rights and the Rights.
May 26, 2004	The end of the trading period on the Stockholm Stock Exchange for Rights.
June 1, 2004	The end of the trading period on NASDAQ for ADS Rights and the end of the offer.
June 3, 2004	The date on or about on which I will receive payment for the commission free sales in relation to the Rights.
June 11, 2004	The date on or about on which I will receive payment for the commission free sales in relation to the ADS Rights.
June 16, 2004	The date on or about which the extraordinary general meeting of shareholders will be held to approve, among other things, the Share Redemption.
June 30, 2004	The date on or about on which I will receive payment for any tendered shares.
July 8, 2004	The date on or about on which I will receive payment for any tendered ADSs.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

•
For additional information or assistance, you may contact the Information Agent at:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, NY 10022
(212) 754-8000
 Stockholders Please Call Toll Free: (800) 607-0088
Banks and Brokerage Firms Please Call: (800) 854-2468
E-mail: elux.info@morrowco.com

v

INTRODUCTION

        The Company invites its U.S. Shareholders to tender Shares and ADSs in accordance with the terms and conditions described or referred to in this Offer to Purchase, and described or referred to in the accompanying Letters of Transmittal transmitted herewith. The Offer is being made in connection with the Swedish Offer, pursuant to which the Company will offer to redeem one in every 20 outstanding Class A Shares, SEK 5 par value per share, and one in every 20 outstanding Class B Shares, SEK 5 par value per share, including Underlying Shares. Each of the Company's ADSs represents two Class B Shares and is evidenced by an ADR executed and delivered by The Bank of New York, as Depositary for the ADSs, pursuant to that certain Deposit Agreement dated as of April 20, 2004, by and among the Company, the Depositary and the holders from time to time of ADRs issued thereunder (the "Deposit Agreement"), and as rights and tender agent under the Offer. The Offer is being made to all U.S. Shareholders. The Offer, however, is not being made to a particular holder if (i) the Offer is prohibited by applicable administrative or judicial action pursuant to a statutory provision of the jurisdiction in which such holder resides or (ii) the laws or practices of the jurisdiction in which such holder resides would impose significant costs upon the Company or would materially delay the Offer.

        The principal trading market for the Shares is the Stockholmsbörsen (the "Stockholm Stock Exchange"). In the United States, ADSs are traded on NASDAQ under the symbol "ELUX". On April 29, 2004, three business days before the Commencement Date, the closing sales price of ADSs on NASDAQ was $39.33, and the closing sales prices of the Class A and Class B Shares on the Stockholm Stock Exchange were SEK 169 and SEK 157.50, respectively. Holders are urged to obtain a current market quotation for the Shares and ADSs. See "The Offer—Market Information; Dividends; Exchange Rates".

The Swedish Offer

        General.    Under Swedish company law, a company may not redeem its shares without the approval of at least two-thirds of the shares present, and votes cast, at a meeting of shareholders. On April 21, 2004, at the Company's Annual General Meeting of Shareholders, the shareholders of the Company adopted a resolution to initiate redemptions of the Company's outstanding Shares. In respect of Shares owned by Swedish and other non-U.S. Shareholders, the Company will effect this Share Redemption through the Swedish Offer, as described below. In respect of Shares and ADSs held by U.S. Shareholders, the Company will effect this Share Redemption through the Offer, which will be conducted in the form of an issuer tender offer in accordance with Section 13(e) and Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, pursuant to a request for relief under the tender offer rules of the Exchange Act to the Staff of the Securities and Exchange Commission (the "Commission"), to permit the Offer to be effected in compliance with Swedish law and practice.

        Distribution of Rights; Offer Period.    The Company is mailing to each of its non-U.S. Shareholders an information document (the "Swedish Information Brochure"), containing information relating to the Swedish Offer. The English translation of the Swedish Information Brochure is included as an exhibit to the Company's Issuer Tender Offer Statement on Schedule TO filed with the Commission in connection with the Offer.

        In order to effect this Share Redemption, on April 28, 2004, the Company distributed (i) one Class A Right for each outstanding Class A Share to all holders of Class A Shares who were holders of record on April 26, 2004, and one Class B Right for each outstanding Class B Share to all holders of Class B Shares who were holders of record on April 26, 2004 and (ii) one ADS Right for each outstanding ADS to all holders of ADSs who were holders of record on April 26, 2004. Rights distributed in respect of Shares have been recorded in each shareholder's account, or such shareholder's nominee's account, with VPC AB, the Swedish Central Securities Depositary & Clearing Organization (the "VPC"). If ADSs are registered in your name, you will receive a physical ADS Rights Certificate evidencing the ADS Rights to which such holder is entitled pursuant to the Offer. If you hold ADSs through The Depository Trust Company, or DTC, ADS Rights will be allocated to your broker or financial institution account at DTC.

        Twenty Rights will entitle the holder thereof to tender for redemption, for cash, one Share of the same class as the Right, other than an Underlying Share represented by an ADS at the Share Redemption Price. For the first 50 Shares tendered, holders will be entitled to use either Class A Rights or Class B Rights. Twenty ADS Rights will entitle the holder thereof to tender for redemption, for cash, one ADS, from such holder at the ADS Redemption Price. SEK 400 will be paid in cash for each ADS, SEK 200 will be paid in cash for each Class A Share and SEK 200 will be paid in cash for each Class B Share.

        The Redemption Price was announced in a press release on April 21, 2004. The Company will not increase or decrease the Redemption Price. U.S. Shareholders will have until the Expiration Date on June 1, 2004 to decide whether to tender Shares or ADSs not previously tendered pursuant to the Offer, or whether to withdraw Shares or ADSs previously tendered pursuant to the Offer. See "The Offer—Number of Shares; Expiration; Redemption Price". Payment by the Company of the Redemption Price for each Share and ADS tendered will be made on or about June 30, 2004. Payment of the Redemption Price for each ADS tendered will be payable to the Depositary in Swedish kronor and converted by the Depositary into U.S. dollars and distributed net of conversion expenses and any Swedish withholding tax to holders who tendered ADSs on or about July 8, 2004.

        From May 4, 2004 through May 26, 2004 (the "Rights Trading Period"), the Rights will be listed for trading on the Stockholm Stock Exchange under the symbols "ELUX SRA" and "ELUX SRB". Furthermore, ADS Rights will be listed for trading on NASDAQ under the symbol "ELUXR" from May 4, 2004 through June 1, 2004 namely, throughout the period of the Offer to U.S. Shareholders, as described below. Holders of Shares and ADSs will therefore have the opportunity of selling their Rights and ADS Rights at a market price during the periods described above. Conversely, holders of Shares and ADSs will also have the opportunity to purchase additional Rights and ADS Rights in order to participate to a greater extent in the Share Redemption. Furthermore, until May 19, 2004 any person will be able to (i) purchase ADS Rights on NASDAQ and instruct the Depositary to cancel such ADS Rights and notify the custodian under the Deposit Agreement to deliver two Class B Rights for every one ADS Right to such person's account with VPC (the "VP-account"), or account with a bank or nominee (which procedure may take up to three business days), and/or (ii) purchase Class B Rights on the Stockholm Stock Exchange, and deliver such Rights from such person's VP-account, or account with a bank or nominee, to the custodian for the issuance by the Depositary of a corresponding number of ADS Rights upon receipt of notice of deposit of the aforementioned Rights (which procedure may take up to three business days).

        In order to tender for redemption Shares under the Swedish Offer, non-U.S. Shareholders must duly complete an acceptance form in accordance with instructions set forth in the Swedish Information Brochure and related material, and deliver it to the Company's appointed receiving agent in Sweden no later than June 1, 2004. Each such tendering non-U.S. Shareholder will be required to specify on the acceptance form (i) the number of his or her Shares of a particular class, other than Underlying Shares represented by ADSs, to be redeemed, (ii) the number of Rights exercised to sell such Shares and (iii) to sign the acceptance form. U.S. Shareholders will be subject to the acceptance procedures described under "The Offer—Procedure for Tendering Shares and ADSs".

        Electrolux expects it will take about six U.S. business days after the Expiration Date, i.e. until approximately June 9, 2004, to calculate the exact number of Shares that have been tendered for redemption under both the Swedish Offer and the Offer. The number of Shares to be redeemed under both the Swedish Offer and the Offer constitutes the "Total Share Number". Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is scheduled for on or about June 9, 2004.

        An EGM of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and. second, the registration of the Share Redemption by the Swedish Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of a time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter.

        Under VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. The Depositary will convert the Swedish kronor amounts it receives from the Company into U.S. dollars and will distribute the proceeds, net of conversion expenses, any Swedish withholding tax and any U.S. backup withholding tax (if applicable), to holders who tendered ADSs on or about July 8, 2004.

The Offer

        The Letter(s) of Transmittal and accompanying documents enabling U.S. Shareholders to accept the Offer will be mailed on May 4, 2004 to U.S. Shareholders who were holders of record of Shares or ADSs on April 26, 2004. The earliest date on which U.S. Shareholders will be able to tender Shares or ADSs pursuant to the Offer is the Commencement Date on May 4, 2004. Thereafter, the Offer will remain open for acceptances for 20 U.S. business days until 12:00 midnight, New York City time on the Expiration Date on June 1, 2004. In order to validly tender Shares or ADSs pursuant to the Offer, a U.S. Shareholder must properly complete and duly execute a Letter(s) of Transmittal (or facsimile thereof) and any other documents required by the Letter(s) of Transmittal in accordance with the instructions set forth therein and, among the other things, specify on the Letter(s) of Transmittal (i) that number of Shares or ADSs that are being tendered by such U.S. Shareholder for redemption pursuant to the Offer, (ii) in respect of ADS Rights, that such tendering holder authorizes the Depositary to transfer to the Company 20 ADS Rights for each ADS tendered by such holder for redemption by the Company, and (iii) in respect of Rights, such tendering holder's VP-account number from which 20 Rights will be authorized to be transferred to the Company for each Share, other than an Underlying Share represented by an ADS, tendered by such holder for redemption by the Company. See "The Offer—Procedure for Tendering Shares and ADSs". Rights and ADS Rights which are not exercised in connection with the tender of Shares or ADSs, as applicable, by 12:00 midnight, New York City time, on the Expiration Date will expire worthless.

        U.S. Shareholders will be entitled to withdraw tendered Shares or ADSs at any time from the commencement of the Offer at 9:00 a.m. New York City time on the Commencement Date of May 4, 2004, until 12:00 midnight, New York City time on the Expiration Date of June 1, 2004. The actual payment of the Share Redemption Price for each Share tendered pursuant to the Offer and the ADS Redemption Price for each ADS tendered pursuant to the Offer will be effected as soon as practicable after the Swedish Patent and Registration Office has registered the Share Redemption and other necessary resolutions on or about June 24, 2004. In accordance with Swedish practice, as described above, payment of the Share Redemption Price for each Share tendered is expected to be made, on or about June 30, 2004, by the VPC to the bank account linked to each tendering holder's VP-account. If such tendering holder does not have a bank account linked to his or her VP-account, he or she will receive a check in Swedish kronor for such amount. Nominee-registered holders will receive payment through the normal procedures already established with such nominee. Any expenses associated with cashing such check will be borne by the tendering holder. All payments will be made net of any Swedish withholding tax and any U.S. backup withholding tax (if applicable). Payment of the ADS Redemption Price for each ADS tendered will be payable to the Depositary in Swedish kronor and converted by the Depositary into U.S. dollars and distributed, net of conversion expenses, any Swedish withholding tax and any U.S. backup withholding tax (if applicable), to U.S. Shareholders who tendered ADSs on or about July 8, 2004. See "The Offer—Acceptance for Payment of Shares and ADSs, and Payment of Redemption Price"; "The Offer—Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders".

THE OFFER

1.     Number of Shares; Expiration; Redemption Price.

        Upon the terms and subject to the conditions described or referred to in this Offer to Purchase and in the Letter(s) of Transmittal, the Company will redeem each Share or ADS that is validly tendered by a U.S. Shareholder pursuant to the Offer, and not withdrawn on or prior to the Expiration Date. U.S. Shareholders may tender Shares or ADSs pursuant to the Offer from 9:00 a.m. New York City time on the Commencement Date of May 4, 2004, until the expiry of the Offer at 12:00 midnight, New York City time on the Expiration Date of June 1, 2004. In order to validly tender Shares or ADSs under the Offer, a tendering U.S. Shareholder must comply with the instructions for the valid tender of Shares or ADSs pursuant to the Offer set forth herein and in the Letter(s) of Transmittal. A properly completed and duly executed Letter(s) of Transmittal must, among other things, specify (i) the number of Shares or ADSs that are being tendered by the U.S. Shareholder for redemption pursuant to the Offer, (ii) in respect of ADS Rights, that such tendering holder authorizes the Depositary to transfer to the Company 20 ADS Rights for each ADS tendered by such holder for redemption by the Company, and (iii) in respect of Rights, such tendering holder's VP-account number from which 20 Rights will be authorized to be transferred to the Company for each Share, other than an Underlying Share represented by an ADS, tendered by such holder for redemption by the Company. See "The Offer—Procedure for Tendering Shares and ADSs".

        As of the date of this Offer to Purchase, 324,100,000 Shares, including Underlying Shares represented by ADSs, were issued and outstanding. See "The Offer—Market Information; Dividends; Exchange Rates". Because 20 Rights are required to effect the redemption of one Share, other than an Underlying Share represented by an ADS, and because 20 ADS Rights are required to effect the redemption of one ADS, the maximum number of Shares that could be tendered for redemption is estimated to be 15,330,530 (namely, one-twentieth of the 324,100,000 issued and outstanding Shares, including Underlying Shares represented by ADSs less 17,489,400 Class B Shares held by Electrolux as of April 26, 2004).

        Under Swedish company law, a company may not redeem its shares without the approval of at least two-thirds of the shares present, and votes cast, at a meeting of shareholders. At the Company's Annual General Meeting of Shareholders held on April 21, 2004, the shareholders adopted a resolution to initiate redemptions of the Company's outstanding Shares. The Company expects it will take approximately six U.S. business days after the Expiration Date, i.e., on or about June 9, 2004, to calculate the Total Share Number. Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is scheduled for approximately June 9, 2004.

        An EGM of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and, second, the registration of the Share Redemption by the Swedish Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of a time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter.

        Under the VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. Payment of the ADS Redemption Price for each ADS tendered will be payable to the Depositary in Swedish kronor and converted by the Depositary into U.S. dollars and distributed, net of conversion expenses, any Swedish withholding tax and any U.S. backup withholding tax (if applicable), to U.S. Shareholders who tendered ADSs on or about July 8, 2004. See "The Offer—Acceptance for Payment of Shares and ADSs, and Payment of Redemption Price".

        The Company will not increase or decrease the Redemption Price. U.S. Shareholders will have until the Expiration Date on June 1, 2004 in which to decide whether to tender Shares or ADSs not previously tendered pursuant to the Offer, or whether to withdraw Shares or ADSs previously tendered pursuant to the Offer. Each Share or ADS redeemed by the Company pursuant to the Offer will be redeemed at the Redemption Price. See "The Offer—Acceptance for Payment of Shares and ADSs, and Payment of Redemption Price"; "The Offer—Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders".

        Pursuant to the Share Redemption, the Company will redeem the number of Shares equal to the Total Share Number, at a price per Share equal to the Redemption Price.

2.     Procedure for Tendering Shares and ADSs.

        Proper Tender of Shares and ADSs.    In order to validly tender Shares or ADSs pursuant to the Offer, U.S. Shareholders must properly complete and duly execute the appropriate sections of a Letter(s) of Transmittal (or facsimile thereof) and any other documents required by the Letter(s) of Transmittal in accordance with the instructions set forth therein and, among other things, specify on the Letter(s) of Transmittal (i) the number of Shares of a particular class or ADSs that are being tendered by such U.S. Shareholder for redemption pursuant to the Offer, (ii) in respect of ADS Rights, that such tendering holder authorizes the Depositary to transfer to the Company 20 ADS Rights for each ADS tendered by such holder for redemption by the Company, and (iii) in respect of Class A Rights and Class B Rights, such tendering holder's VP-account number from which 20 such Rights will be authorized to be transferred to the Company for each Share of that particular class, other than an Underlying Share represented by an ADS, tendered by such holder for redemption by the Company. For the first 50 Shares tendered, holders will be entitled to use either Class A Rights or Class B Rights.

        A properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other documents required by the Letter(s) of Transmittal from a tendering U.S. Shareholder must be received by the Depositary on or prior to 12:00 midnight, New York City time on the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. In the case of ADSs being tendered, ADRs evidencing such ADSs must be received by the Depositary at such address, or such ADSs must be delivered pursuant to the procedures for book-entry transfer described below and a book-entry confirmation of such delivery must be received by the Depositary, in each case on or prior to the Expiration Date, or such ADSs must be tendered in compliance with the guaranteed delivery procedure described below. Shares may not be tendered pursuant to the procedures for book-entry transfer described below, but may be tendered in compliance with the guaranteed delivery procedure described below.

        Book Entry Delivery for ADSs.    The Depositary maintains an account at The Depository Trust Company (the "Book-Entry Transfer Facility"), and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs to the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility.

        The method of delivery, including delivery through the Book-Entry Transfer Facility, of all documents, including ADSs, is at the election and risk of the tendering holder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    All signatures on the Letter(s) of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), except if (a) the Letter(s) of Transmittal is signed by the registered holder of the Shares or ADRs evidencing ADSs tendered therewith, and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter(s) of Transmittal, or (b) such Shares or ADSs are tendered for the account of an Eligible Institution. If an ADR is registered in the name of a person other than the signer of the Letter(s) of Transmittal, or if payment is to be made, or an ADR which is not accepted for payment or not properly tendered is to be returned, to a person other than the registered holder(s), then the ADR must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the ADR, with the signature(s) on such ADR, or stock powers guaranteed by an Eligible Institution. See "Instructions" on the Letter(s) of Transmittal.

        Guaranteed Delivery for ADSs.    If a U.S. Shareholder desires to tender ADSs pursuant to the Offer and such holder's ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the Depositary on or prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company on May 4, 2004, is received by the Depositary no later than 12:00 midnight, New York City time on the Expiration Date by the Depositary as provided below; and

  (iii)
  the ADRs (or a Book-Entry confirmation) evidencing all tendered ADSs, in proper form for transfer, in each case together with the ADS Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the ADS Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery delivered in respect of ADSs may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Company.

        Guaranteed Delivery: Shares.    A U.S. Shareholder who has purchased Shares, other than Underlying Shares represented by ADSs, and who is not yet registered by the VPC as the owner of such Shares but will be so registered within three Stockholm Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery referred to in clause (ii) below, may nevertheless tender such Shares provided that all the following conditions are satisfied:

  (i)
  such shareholder properly completes and duly executes the appropriate sections of the Share Letter of Transmittal, as well as the Notice of Guaranteed Delivery (or facsimiles thereof) substantially in the form made available by the Company in the accompanying materials; and

  (ii)
  such Share Letter of Transmittal and Notice of Guaranteed Delivery are received by the Depositary no later than 12:00 midnight, New York City time, on the Expiration Date.

        The Notice of Guaranteed Delivery delivered in respect of such Shares may be delivered by hand or mail to the Depositary.

        In all cases, payment for Shares or ADSs tendered and accepted for payment pursuant to the Offer will be made only after the satisfaction of all the conditions to which the Offer is subject, timely receipt by the Depositary of the ADRs evidencing ADSs being tendered, or a Book-Entry confirmation of the delivery of such ADRs, and the Letter(s) of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter(s) of Transmittal.

        U.S. Federal Income Tax Backup Withholding.    Under U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder of Shares or ADSs who (i) is a U.S. holder, or (ii) holds Rights through a U.S. agent or broker or the U.S. office of a non-U.S. agent or broker who elects to tender pursuant to the Offer or payable to another payee pursuant to the Offer must be withheld and remitted to the United States Treasury unless (i) the holder (or other payee) provides its taxpayer identification number (employee identification number or social security number) on the Substitute Form W-9 included herein and certifies, under penalties of perjury, that (x) such number is correct, (y) the holder is not subject to backup withholding of federal income tax, and (2) the holder is a U.S. person (including a U.S. resident alien); (ii) the holder or other payee provides a Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or (iii) another exemption applies. Certain holders (including, among others, all corporations and certain non-U.S. holders) are not subject to these backup withholding and reporting requirements ("exempt recipients") but should submit the requisite forms (as appropriate) signed under penalties of perjury, attesting to the holder's exempt status.

        All holders described in the immediately preceding paragraph of Shares or ADSs who elect to tender into the Offer should execute and return to the Depositary the Substitute Form W-9 included as part of the Letter(s) of Transmittal or a Form W-8BEN, which can be obtained from the U.S. Internal Revenue Service's website at www.irs.gov.

        Any tendering holder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the Letter(s) of Transmittal or Form W-8BEN may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such holder or other payee pursuant to the Offer and to a $50 penalty imposed by the United States Internal Revenue Service.

        U.S. holders are strongly urged to consult their own tax advisors as to the U.S. federal, state and local tax consequences, as well as to any Swedish tax consequences, of their receipt, exercise and disposition of the Rights or ADS Rights and the disposition or redemption of ADSs or Shares, whether or not pursuant to the Offer. Other persons are also urged to consult their own tax advisors as to the overall tax consequences of their receipt, exercise and disposition of the Rights or ADS Rights and the disposition or redemption of Shares and ADSs, including the Class B Shares underlying ADSs. Holders also should consult their own tax advisors as to the requirements to furnish a Substitute Form W-9 or an IRS Form W-BEN and as to the availability of any exemption from backup withholding and the procedure for obtaining such exemption. In this regard, no employee of the Company has been authorized to provide any tax advice.

        Tender Constitutes an Agreement.    The tender of Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer and an agreement by the tendering holder to be subject to the terms and conditions of the Offer, including the tendering holder's representation and warranty that the tender of such Shares or ADSs complies with Rule 14e-4 under the Exchange Act.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to guarantee tender of Shares or ADSs for his own account or the account of another person unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares or ADSs tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares or ADSs tendered and will acquire such Shares or ADSs for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares or ADSs to be delivered in accordance with the terms of the Offer, together with 20 Rights or 20 ADS Rights for each Share or ADS tendered, as the case may be. The tender of Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering holder's representation and warranty that (i) such holder has a net long position in the Shares or ADSs being tendered within the meaning of Rule 14e-4 under the Exchange Act, and at least 20 Rights for each Share or at least 20 ADS Rights for each ADS tendered, as the case may be, and (ii) the tender of such Shares or ADSs complies with Rule 14e-4.

        Determination of Validity; Rejection of Shares or ADSs; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Redemption Price, the number of Shares or ADSs accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares or ADSs will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all Shares or ADSs tendered which it determines not to be in proper form, or the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and the Company's interpretation of the terms of the Offer, including the instructions in the Letter(s) of Transmittal, will be final and binding on all parties. No tender of Shares or ADSs will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company, the Depositary nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

        The Company's acceptance for payment of Shares or ADSs validly tendered and not withdrawn pursuant to the Offer will constitute a binding agreement with the tendering holder of the Shares or ADSs subject to the terms of the Offer.

3.     Acceptance for Payment of Shares and ADSs, and Payment of Redemption Price.

        The Company will accept for payment Shares and ADSs validly tendered and not withdrawn pursuant to the Offer.

        Electrolux expects it will take about six U.S. business days after the Expiration Date, i.e. until approximately June 9, 2004, to calculate the exact number of Shares that have been tendered for redemption under both the Swedish Offer and the Offer. The number of Shares to be redeemed under both the Swedish Offer and the Offer constitutes the "Total Share Number". Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is scheduled for on or about June 9, 2004.

        An EGM of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and, second, the registration of the Share Redemption by the Swedish

Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of the time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter. Under VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. Holders who tendered ADSs will, in turn, receive payment from the Depositary for tendered ADSs on or about July 8, 2004.

        Payment of the ADS Redemption Price for each ADSs tendered will be payable to the Depositary in Swedish kronor on or about June 30, 2004 and converted by the Depositary into U.S. dollars and distributed, net of conversion expenses, any Swedish withholding tax and any U.S. backup withholding (if applicable) to holders who tendered ADSs on or about July 8, 2004. Payment of the Share Redemption Price for each Share, other than Underlying Shares represented by ADSs, tendered by a U.S. Shareholder will be made in Swedish kronor and paid on June 30, 2004 (i) to a bank account linked to the U.S. Shareholder's VP-account; or if no bank account is linked to the U.S. Shareholder's VP-account (ii) by way of a check in Swedish Kronor mailed to the address registered with the VPC; or in the case of nominee-registered U.S. Shareholders (iii) by way of the normal procedures already established with such nominee. All payments will be made net of any Swedish withholding tax and any U.S. backup withholding (if applicable). See "The Offer—Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders".

4.     Withdrawal Rights.

        Only Shares and ADSs validly tendered and not withdrawn on or prior to 12:00 midnight, New York City time on the Expiration Date will be eligible for acceptance for payment pursuant to the Offer. Shares or ADSs tendered pursuant to the Offer may be withdrawn at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.

        With respect to Shares or ADSs tendered pursuant to the Offer, to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to 12:00 midnight, New York City time on the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, and must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn. If the ADSs to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs evidencing such ADSs, the name of the registered holder (if different from that of the tendering holder) and the certificate number shown on the particular ADRs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. Withdrawals may not be rescinded, and Shares or ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares or ADSs may be tendered into the Offer again by following one of the procedures described in "The Offer—Procedure for Tendering Shares or ADSs" at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.

        Shares and ADRs evidencing ADSs not properly tendered, and Shares and ADRs evidencing ADSs validly withdrawn on or prior to 12:00 midnight, New York City time, on the Expiration Date, will be returned to the tendering holders at the Company's expense without delay following the Expiration Date, except that Shares and ADRs evidencing ADSs validly withdrawn on or prior to the Expiration Date will be returned at the Company's expense without delay following such withdrawal (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained with the Book-Entry Transfer Facility).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Sell Order Transactions

        To effect a Sell Order Transaction, a U.S. Shareholder must (i) properly complete and duly execute a Sell Order Transaction form or a copy thereof, and (ii) deliver it to the Depositary, together with ADS Rights certificates evidencing the ADS Rights to be sold hereunder or the shareholder's account number with VPC AB (the "VPC" and the "VP-account"), where the Rights to be sold hereunder are registered. The Sell Order Transaction form must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on or before 4:00 p.m., New York City time on May 19, 2004. As indicated below, a selling holder must state on the Sell Order Transaction form, among other things, the number of (i) Class A Rights or (ii) Class B Rights or (iii) ADS Rights that the selling holder authorizes and instructs are to be sold on his or her behalf in a Sell Order Transaction.

        The Depositary will deliver each Sell Order Transaction form that it receives to the Company (or the Company's duly appointed agent), on or before 5:30 p.m., New York City time on the business day following the day on which such form is received by the Depositary. As soon as practicable thereafter, the Company will (i) in the case of ADS Rights, deliver each such Sell Order Transaction form to an appointed broker-dealer who, pursuant to the instructions and authorization set forth herein, will effect the sale on NASDAQ of that number of ADS Rights specified in the Sell Order Transaction form on behalf of the selling U.S. Shareholder who completed and executed the form and (ii) in the case of Rights, effect the sale on the Stockholm Stock Exchange through a Swedish broker of that number of Rights specified on the Sell Order Transaction form on behalf of the U.S. Shareholder who executed such form. All broker fees arising in connection with all Sell Order Transactions will be borne by the Company. The proceeds ("ADS Rights Proceeds") from the sale of all ADS Rights in Sell Order Transactions on NASDAQ will be held in an account for the benefit of the selling holders. The proceeds of the sale of all Rights (the "Proceeds") in Sell Order Transactions on behalf of U.S. Shareholders on the Stockholm Stock Exchange will be made in Swedish kronor and paid on June 3, 2004 (i) to a bank account linked to the shareholder's VP-account; or if no bank account is linked to the shareholder's VP-account (ii) by way of a check in Swedish kronor mailed to the address registered with the VPC; or in the case of nominee-registered shareholders (iii) by way of the normal procedures already established with such nominee.

        As consideration for the sale of each ADS Right in a Sell Order Transaction, each selling holder will be paid, on or about June 11, 2004, a U.S. dollar amount equal to (i) the ADS Rights Proceeds, divided by (ii) the total number of all ADS Rights sold in Sell Order Transactions. Therefore, the same amount for each ADS Right sold in a Sell Order Transaction will be paid to each selling holder.

        U.S. Shareholders may deliver not more than one Sell Order Transaction form in order to effect Sell Order Transactions in respect of ADS Rights or Rights. No beneficial owner may sell a total of more than (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights) in a Sell Order Transaction effected by such owner. Sell Order Transaction forms completed by U.S. Shareholders must be received by the Depositary no later than 4:00 p.m., New York City time on May 19, 2004. Sell Order Transaction forms, and the instructions and authorization set forth therein, may not be withdrawn after they have been delivered to the Depositary.

6.     Market Information; Dividends; Exchange Rates.

        Market Information.    As of the date of this Offer to Purchase, the Company's Shares are divided into two classes, Class A Shares and Class B Shares. Each Class A Share confers one vote per share and each Class B Share confers one-tenth of one vote per share. In other respects the Company's Class A Shares and Class B Shares rank equally. The principal securities market for the Company's Class A and Class B Shares is the Stockholm Stock Exchange. The Company's Class B Shares are also traded on the London Stock Exchange. Since 1987, ADSs representing Class B Shares have been traded in the United States through NASDAQ. These ADSs are evidenced by ADRs issued by the Depositary, and are traded under the symbol "ELUX". Each outstanding ADS represents two Class B Shares deposited with the Depositary.

        As of April 28, 2004, 10,000,000 Class A Shares and 314,100,000 Class B Shares were outstanding. The Depositary has advised the Company that, as of April 28, 2004, there were 1,705,682 ADSs outstanding, constituting 1.2% of the Company's share capital and 0.9% of the Company's voting power. The Depositary has advised the Company that, as of April 28, 2004, the number of record holders of ADSs as shown in the books of the Depositary was 70. Furthermore, as of March 31, 2004, the latest date on which such information is available, persons in the U.S. held, directly or through Swedish custodians, 357 Class A Shares and 31,855,696 Class B Shares, together representing 9.83% of the Company's share capital and 7.69% of its voting power. From January 1, 2003 to December 31, 2003 the average daily volume of the Shares, other than Underlying Shares represented by ADSs, traded on the Stockholm Stock Exchange was 1.9 million and the average daily volume of the ADSs traded on NASDAQ was 17,715.

        Except for tax withholding provisions described herein, there are no Swedish laws or governmental decrees or regulations that restrict the export or import of capital or that affect the remittance of dividends or other payments to non-residents of Sweden who hold Shares or ADSs. In addition, there are no limitations imposed by Swedish law or the Company's Articles of Association on the right of non-residents of Sweden or non-citizens of Sweden to hold or vote Shares.

        Price and Volume Information on the Stockholm Stock Exchange.    The table below sets forth, for the periods indicated, the high and low sale prices in Swedish kronor for the Shares on the Stockholm Stock Exchange, as reported by the Stockholm Stock Exchange, together with the highs and lows of the SX General Index of the Stockholm Stock Exchange. On April 29, 2004, three business days before the Commencement Date, the closing sales price of the Class B Shares was SEK 157.50. Rates of exchange between the U.S. dollar and the Swedish Kronor applicable during the periods set forth below are set forth under "Exchange Rates" below.

	Class B Shares		General Index(1)
	High	Low	High	Low
2002
First Quarter	197.0	145.0	247.21	215.59
Second Quarter	193.0	165.0	232.78	168.71
Third Quarter	188.0	128.5	185.85	131.15
Fourth Quarter	167.5	119.5	173.76	124.61
2003
First Quarter	149.5	123.0	159.19	131.08
Second Quarter	160.5	131.0	163.44	136.90
Third Quarter	194.5	153.5	187.02	157.80
Fourth Quarter	184.5	151.5	195.85	171.79
2004
First Quarter	175.5	150.0	219.79	191.27

(1)
The SX General Index is a volume-weighted index produced by the Stockholm Stock Exchange based on all stocks traded on the Stockholm Stock Exchange.

        The table below sets forth the average daily volumes of the Class B Shares, traded on the Stockholm Stock Exchange, based on total yearly turnover statistics supplied by the Stockholm Stock Exchange.

Class B Shares
2002	2 million
2003	1.9 million
2004 (through March 31, 2004)	2.4 million

        Price Information on NASDAQ.    The table below sets forth, for the periods indicated, the high and low sale prices in U.S. dollars for the ADSs on NASDAQ. On April 29, 2004, three business days prior to the Commencement Date, the closing sales price of ADSs on NASDAQ was $39.33.

	High	Low
2002
First Quarter	37.65	27.71
Second Quarter	40.30	32.57
Third Quarter	40.69	28.30
Fourth Quarter	36.60	25.98
2003
First Quarter	35.35	29.26
Second Quarter	41.70	31.15
Third Quarter	46.75	38.80
Fourth Quarter	47.56	40.37
2004
First Quarter	49.31	39.30

        Holders are urged to obtain a current market quotation for the Shares and ADSs.

        Dividends.    Under Swedish company law the main rule is that a dividend may be paid from funds available for dividends only if recommended by the Board of Directors and approved by the Annual

General Meeting of Shareholders. No interim dividend may be paid in respect of a financial period as to which audited financial statements have not been adopted by the Annual General Meeting of Shareholders. Consequently, the Company pays only a yearly dividend, generally in the month of April subsequent to the year to which the dividend relates.

        The following table sets forth the cash dividends per share in Swedish kronor, and the dollar equivalents, paid in respect of the years ended December 31, 2002 and 2003:

	Dividend Paid per Share(1)
Year
	(SEK)	(U.S.$)
2002	6.00	0.7203
2003	6.50	0.8488

(1)
2002 dividend translated into U.S. dollars at the closing rate, on the record data for the dividend payment; 2003 dividend translated into dollars at the closing rate on the record data for the dividend payment.

        Dividends received by U.S. holders of Shares or ADSs are subject to Swedish withholding taxes.

        Exchange Rates.    Fluctuations in the exchange rate between the Swedish kronor and the U.S. dollar will affect the U.S. dollar equivalent of the Swedish kronor price of the Shares traded on the Stockholm Stock Exchange and, as a result, should affect the price of the ADSs in the United States. Such fluctuations will also affect the U.S. dollar amounts received by holders of ADSs on conversion by the Depositary of cash dividends paid in Swedish kronor on the Shares represented by the ADSs, as well as the U.S. dollar amount of the ADS Redemption Price paid pursuant to the Offer. The following table sets forth certain information with respect to the noon buying rate of U.S. dollar in terms of Swedish kronor for the years shown below:

Year	Average(1)	High	Low	Period-End
1999	8.2859	8.6987	7.6736	8.4818
2000	9.1748	10.3629	8.3013	9.4421
2001	10.3505	11.0445	9.2464	10.5239
2002	9.7179	10.7675	8.7851	8.8147
2003	8.0769	8.8197	7.2575	7.3260
2004 (through March 31, 2004)	7.4142	7.7596	7.0723	7.7367

(1)
The average of the noon buying rates based on an average of month-end figures.

7.     Purpose of the Share Redemption

        On April 21, 2004, at the Annual General Meeting of Shareholders, the shareholders of the Company adopted a resolution to initiate the redemption of the Company's outstanding Shares in order to be able to contribute to increased shareholder value through a distribution of funds, in addition to dividends and repurchases of Shares.

        Neither the Company nor its Board of Directors makes any recommendation whether or not to tender any Shares or ADSs. Each holder must make its own decision whether or not to tender any Shares or ADSs and, if so, how many Shares or ADSs to tender.

8.     Certain Effects of the Share Redemption.

        At the Company's Annual General Meeting of Shareholders held on April 21, 2004, the shareholders voted to initiate redemptions of the Company's outstanding Shares.

        No shareholder's proportionate voting power will increase or decrease by a material amount as a result of the Share Redemption, even if it is assumed that the maximum number of 15,330,530 Shares, including Underlying Shares represented by ADSs, and regardless of whether Shares tendered are Class A Shares or Class B Shares, that could be tendered for redemption are actually tendered. Directors and officers of Electrolux may, subject to applicable insider trading rules, participate in the offer on the same terms as other shareholders.

        Share Capital and Ownership Structure.    The Company's share capital amounts to SEK 1,620.5 million, represented by 10,000,000 Class A Shares and 314,100,000 Class B Shares, each with a par value of SEK 5. The Class A Share carries an entitlement to one vote and the Class B Share carries an entitlement to one-tenth of a vote. All shares carry equal rights to participation in the Company's assets and profits.

        Change in share capital.    The Company's share capital has changed as follows since 1999.

  Change in share capital

Year	Transaction	No of shares	Share capital SEK in millions
1999	—	—	1,831
2000	—	—	1,831
2001	—	—	1,831
2002	Cancellation of treasury stock	27,457,000	1,694
2003	Cancellation of treasury stock	14,612,580	1,621

        Distribution of share capital.    The Company's share capital is distributed as follows:

Class of share	No. of shares	No. of votes	Share capital (SEK)	percentage of capital	percentage of votes
A	10,000,000	10,000,000	50,000,000	3.1	24.1
B	314,100,000	31,410,000	1,570,500,000	96.9	75.9
Total	324,100,000	41,410,000	1,620,500,000	100	100

        Ownership structure.    On March 31, 2004, the number of shareholders was approximately 64,785. Most of these held 500 or fewer shares in the Company. On March 31, 2004, the ten largest shareholders had 44.2% of the voting rights and 33.9% of the share capital. Shareholders registered abroad accounted for 23.6% of the voting rights and 34.1% of the share capital.

  Major Shareholders of AB Electrolux

        The following table sets forth, as of March 31, 2004, information with respect to shareholders known by the Company to be the beneficial owners of more than five percent of the Company's A Shares and B Shares. The Company is not aware of any significant changes in percentage ownership held by a major shareholder during the past three years.

Shareholder	No of Class A Shares	No of Class B Shares	Percentage of capital	Percentage of votes
Investor AB	9,232,390	9,832,900	5.9	25.8
Alecta pensionsförsäkring, ömsesidigt	0	17,242,998	5.3	4.3
Total	9,232,390	27,075,898	11.2	30.1

        The following table sets forth, as of April 22, 2004, information with respect to shares and options held by the Company's directors and executive officers.

	Class A Shares		Class B Shares
					Percentage of capital	Percentage of votes
	Shares	Options	Shares	Options
Board of Directors:
Peggy Bruzelius	—	—	2,500	—	—	—
Thomas Halvorsen	—	—	500	—	—	—
Louis R. Hughes	—	—	2,000	—	—	—
Barbara R. Thoralfsson	—	—	—	—	—	—
Michael Treschow	—	—	33,250	60,000	—	—
Karel Vuursteen	—	—	250	—	—	—
Aina Nilsson	—	—	—	—	—	—
Ulf Carlsson	—	—	—	—	—	—
Bert Gustafsson	—	—	—	—	—	—
Annika Ögren	—	—	—	—	—	—
Malin Björnberg	—	—	—	—	—	—
Mats Ekblad	—	—	200	—	—	—
Ola Bertilsson	—	—	—	—	—	—

Total	—	—	36,700	60,000	—	—

Executive Officers:
Hans Stråberg	—	—	2,870	212,300	—	—
Bengt Andersson	—	—	5,000	157,600	—	—
Johan Bygge	—	—	2,024	157,600	—	—
Wolfgang König	—	—	1,500	221,400	—	—
Keith R. McLoughlin	—	—	—	30,000	—	—
Detlef Münchow	—	—	—	136,400	—	—
Magnus Yngen	—	—	—	81,500	—	—
Lilian Fossum	—	—	7,600	64,300	—	—
Cecilia Vieweg	—	—	—	136,400	—	—
Nina Linander	—	—	1,000	60,000	—	—
Fredrik Rystedt	—	—	—	90,000	—	—
Lars Göran Johansson	—	—	500	147,600	—	—

Total	—	—	20,494	1,495,100	—	—

        The Company's principal executive office is located at S:t Göransgatan 143, SE-105 45 Stockholm, Sweden. Its telephone number is +46 8 738 60 00.

        Plans and Proposals.    The Company has no agreements or understandings as to either divestitures or acquisitions that would be material to the Company and does not have any plans, proposals or negotiations which could be considered material for the Electrolux group taken as a whole and which relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries; (2) any purchase, sale or transfer of assets of the Company or any of its subsidiaries; (3) any change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (4) any change in the present Board of Directors or management of the Company including but not limited to, any plans or proposals to change the term or number of directors or to fill any existing vacancies on the Board of Directors or to change any term of the employment contract of an executive officer; (5) any other change in the Company's corporate structure or business; (6) any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automatic quotation system operated by a national securities association; (7) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; or (8) any change in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company. The Company is not subject to an obligation to file reports pursuant to Section 15(d) of the Exchange Act.

        Voting at General Meetings of Shareholders.    Notice of an Annual General Meeting of Shareholders of the Company is to be given not less than four nor more than six weeks prior to the meeting. In order to be entitled to attend and vote at an Annual General Meeting of Shareholders, a shareholder must be registered in the register of shareholders ten days prior to the date of the meeting. The Company's Articles of Association provide that the shareholder must give notice to the Company of the intention to attend the meeting not later than the date specified in the notice convening the meeting (this day may not be a Sunday, nor may it be any other general holiday, Saturday, Midsummer Eve, Christmas Eve or New Year's Eve, nor may it be earlier than the fifth weekday before the general meeting). A shareholder may attend and vote at the meeting in person or by proxy. A person designated on the register as a nominee (including the Depositary of the ADRs) is not entitled to vote at an Annual General Meeting of Shareholders, nor is a beneficial owner whose share is registered in the name of a nominee (including the Depositary of the ADRs) unless the beneficial owner first arranges to have such owner's own name entered in the register of shareholders. Each shareholder of the Company is permitted to cast the full number of votes represented by such holder's Shares.

        Except for any tax withholding provisions described herein, there are no Swedish governmental laws, decrees or regulations that restrict the export or import of capital, including any foreign exchange controls, or that affect the remittance of dividends or other payments to non-residents or non-citizens of Sweden who hold a Swedish company's shares.

        Additional Information About the Company.    The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Such reports, as well as such other material, may be obtained from Asa Stenqvist, Electrolux Investor Relations at +468 738 6494, or may be inspected and copies obtained at prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company has also filed with the Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO and any amendments thereto may be examined and copies may be obtained at the same places and in the same manner as set forth above.

9.     Sources and Amount of Funds.

        The Company intends to pay for the Shares and ADSs redeemed pursuant to the Share Redemption, approximately SEK 3,000 million, and the related fees and expenses of the Share Redemption, with excess cash on hand (including cash raised through short term borrowings). The Company will not borrow any amounts to fund the Share Redemption or to pay the related fees and expenses, nor does the Company have in place any alternative financing arrangements or alternate financing plans.

10.   Certain Information Concerning the Company.

        General.    The Company was incorporated in 1910 as Elektromekaniska AB. Through the merger in 1919 between Elektromekaniska AB and another Swedish company, AB Lux, Aktiebolaget Electrolux was established. The Company is a leader in the European market for household appliances and food service equipment. Among its brands are included Electrolux and Frigidaire. Approximately 96.5% of the Company's sales are in markets outside Sweden. Although its largest markets are in Western Europe and North America, the Company's products are marketed in all parts of the world and in most markets. During 2003, the Company had an average of 77,140 employees in over 60 countries.

11.   Interests of Certain Persons.

        As far as is known to the Company, the Company was not directly or indirectly owned or controlled by another corporation or by any foreign government as of the date of this Offer to Purchase. As of March 31, 2004, Investor AB held 92.3% of the Class A Shares and 3.4% of the Class B Shares, representing 25.8% of the total voting rights in the Company and Alecta pensionsförsäkring, ömsesidigt held 0% of the Class A Shares and 6.0% of the Class B Shares, representing 4.3% of the total voting rights in the Company. As of the date of this Offer to Purchase, no persons, except for Investor AB and Alecta pensionsförsäkring, ömsesidigt, were known to the Company to be a holder of more than 5% of either the Class A Shares or the Class B Shares. As of April 22, 2004, the directors and members of the Executive Committee of the Company as a group, held no Class A Shares and 57,194 Class B Shares, representing 0.14% of the voting rights in the Company. See "The Offer—Market Information; Dividends; Exchange Rates".

12.   Transactions and Agreements Concerning the Rights, Shares and ADSs.

        Based on the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the Company's knowledge, any director or executive officer of the Company, or any pension, profit sharing or similar plan of the Company or an affiliate of the Company, has effected any transactions in the Shares or the ADSs during the 60 business day period prior to the Commencement Date. Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any director or executive officer of the Company, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement or understanding, whether legally enforceable or not, concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving of withholding of proxies, consents or authorizations.

        Trading of the Rights.    From May 4, 2004 through May 26, 2004, the Rights will be listed for trading on the Stockholm Stock Exchange. Because a three business day settlement period applies to securities transactions in Sweden, Rights which are purchased after May 26, 2004 will not be transferred to the purchaser before the Expiration Date of June 1, 2004, and will therefore expire worthless. Accordingly, May 26, 2004 has been set as the last day for trading in the Rights on the Stockholm Stock Exchange. By contrast, ADS Rights will be listed for trading on NASDAQ from May 4, 2004 through June 1, 2004, namely, throughout the Offer period. ADS Rights which are purchased on NASDAQ in transactions which have not yet settled under the three business day settlement period in the United States prior to the Expiration Date may be exercised in connection with the tender of ADSs under the guaranteed delivery procedure (described above under "The Offer—Procedure for Tendering Shares and ADSs").

        Sell Order Transaction.    The Company proposes to make arrangements, which are to be described in a form accompanying the Letter(s) of Transmittal, enabling each holder of Rights or ADS Rights to sell (a "Sell Order Transaction") up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights), as applicable, free of broker fees.

        Furthermore, until May 19, 2004 any person will be able to (i) purchase ADS Rights on NASDAQ and instruct the Depositary to cancel such ADS Rights and notify the custodian under the Deposit Agreement to deliver two Class B Rights for every one ADS Right to such person's account with VPC (the "VP-account"), or account with a bank or nominee (which procedure may take up to three business days), and/or (ii) purchase Class B Rights on the Stockholm Stock Exchange, and deliver such Rights from such person's VP-account, or account with a bank or nominee, to the custodian for the issuance by the Depositary of a corresponding number of ADS Rights divided by two upon receipt of notice of deposit of the aforementioned Rights (which procedure may take up to three business days).

        The amount that the holders of Rights will receive when selling their Rights in the Sell Order Transaction procedure will be the total payment for (i) Class A Rights or (ii) Class B Rights or (iii) ADS Rights, divided by the total number of Rights sold of the same class of shares (that is Class A Rights, Class B Rights and ADS Right, respectively). Each holder of Rights of each respective class will thus receive the same amount per Right regardless of when during the application period the application form to participate in the Sell Order Transaction procedure was submitted.

13.   Regulatory Approvals.

        The Company is not aware of any approval or other action (other than those that have previously been duly obtained or requested) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company to effect the Share Redemption, or of any license or regulatory permit that appears to be material to its business that might be adversely affected by the Share Redemption. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares and ADSs tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

14.   Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders

  General

        The following is a general summary of material United States federal and Swedish income tax consequences of the ownership, exercise or disposition of the Rights and the ADS Rights (collectively, the "Tender Rights") and the disposition or redemption of the Shares or ADSs to U.S. Holders (as defined below) pursuant to the Offer. The statements of the U.S. and Swedish tax laws set forth below are based on the relevant laws and practice in force as of the date hereof, and may be subject to any changes in (or changes in interpretation of) U.S. or Swedish law or practice or in any double taxation convention or treaty between the United States and Sweden occurring after the date hereof, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Tender Rights, Shares or ADSs who (a) is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust; (b) is not (and has not been at any time during the prior 10 years) a resident of Sweden for purposes of the Treaty (as defined below) and is entitled to Treaty benefits under the limitation on benefits article contained therein; (c) does not maintain a permanent establishment or fixed base situated in Sweden to which the Tender Rights, Shares or ADSs are attributable and through which the Holder carries on or has carried on a trade or business (or, in the case of an individual, performs or has performed independent personal services in Sweden); (d) holds the Tender Rights, Shares or ADSs, as the case may be, as a capital asset and (e) owns (or is treated as owning by reason of its ownership of ADSs) directly, indirectly or by attribution less than 10% of the share capital and voting power of the Company.

        Special rules may apply to certain investors and this summary is not exhaustive of all possible tax considerations (such as those applicable to U.S. expatriates, holders subject to the U.S. federal alternative minimum tax, non-U.S. persons, insurance companies, tax-exempt entities, banks, regulated investment companies, financial institutions, securities broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding Shares or ADSs as part of a straddle, hedging or conversion transaction, persons who acquired their Shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation or persons whose functional currency is not the U.S. dollar). Those special rules are not discussed in this summary.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Tender Rights, Shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Tender Rights, Shares or ADSs is urged to consult its tax advisor regarding the specific tax consequences of the receipt, exercise and disposition of Tender Rights and the ownership, disposition and redemption of Shares or ADSs.

        For purposes of both the current convention between the United States of America and Sweden for the avoidance of double taxation in the case of income and property taxes, as amended (the "Treaty"), and the United States Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders of ADSs will be treated as owners of the underlying Shares.

        The information provided herein does not constitute tax advice. U.S. Holders are strongly urged to consult their own tax advisors as to the U.S. federal, state and local tax consequences, as well as to any Swedish tax consequences, of their receipt and exercise of the Tender Rights and their ownership and disposition of Tender Rights, Shares or ADSs, whether or not pursuant to the Offer. Other persons are also urged to consult their own tax advisors as to the overall tax consequences of their receipt and exercise of the Tender Rights and their ownership and disposition of Tender Rights, Shares and ADSs. In this regard, no employee of the Company has been authorized to provide any tax advice.

  Taxation of Distribution of Tender Rights

        For U.S. federal income tax purposes, the distribution of the Tender Rights will be taxable as a dividend to U.S. Holders in an amount equal to the fair market value of the Tender Rights on the date of their distribution. (The fair market value of the Tender Rights will equal the mean of the high and low trading values of the Tender Rights on the distribution date.) This dividend will not be eligible for the dividends received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. This dividend will be treated as foreign source "passive" income or, in the case of certain Holders, "financial services" income for foreign tax credit purposes. U.S. Holders will obtain a tax basis in the Tender Rights equal to their fair market value on the distribution date. The distribution of the Tender Rights will not affect the tax basis of the U.S. Holder in its Shares or ADSs with respect to which the Tender Rights were distributed.

        For Non-Swedish shareholders (including U.S. Holders), Swedish withholding tax will be payable on the payment of the Redemption Price pursuant to the Offer, as discussed below under "—Swedish

Tax Considerations". However, no withholding tax is payable upon the receipt of the Tender Rights or when the Tender Rights are sold in the market.

  Taxation on Sale, Exchange or Expiration of Tender Rights

        For U.S. federal income tax purposes, a U.S. Holder who sells or exchanges Tender Rights generally will recognize gain or loss equal to the difference between the amount realized by the U.S. Holder on the sale or exchange and the U.S. Holder's tax basis in the Tender Rights (as described above). Such gain or loss will be capital, and generally will be short-term capital gain or loss (since by their terms the Tender Rights will not be outstanding for a period in excess of one year). Any gain generally will be U.S. source gain. If a Tender Right expires without exercise in the hands of a U.S. Holder who received such Tender Right from the Company or who purchased the Tender Right, the U.S. Holder will recognize a short-term capital loss to the extent of its tax basis in the Tender Right. The utilization of capital losses by U.S. taxpayers is subject to significant limitations under the Code, and U.S. Holders should consult their own tax advisors in this regard.

        Under the Treaty, a U.S. Holder generally will not be subject to Swedish tax on any capital gain derived from the sale or exchange of the Tender Rights.

  Taxation of Exercise of Tender Rights and Redemption of Shares or ADSs Pursuant to the Offer

        The payment of the Redemption Price (whether in Swedish kronor or U.S. dollars) for Shares or ADSs pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a particular U.S. Holder will depend upon, among other things, whether the cash payment received by the Holder in exchange for the Shares or ADSs is characterised under Section 302 of the Code as a sale or exchange of the Shares or ADSs (as determined under the tests described below) or alternatively, as a dividend distribution. U.S. Holders should consult their own tax advisors regarding whether, under their particular circumstances, the receipt of the Redemption Price is to be treated as a sale or exchange transaction or as a dividend distribution.

      Redemption accorded sale or exchange treatment

        In general, a tender of the Shares or ADSs for the Redemption Price pursuant to the Offer will be treated under Section 302 of the Code as a sale or exchange for U.S. federal income tax purposes if the redemption of the Shares or ADSs, either (i) results in a "complete termination" of the U.S. Holder's stock interests in the Company; (ii) is a "substantially disproportionate redemption" with respect to the U.S. Holder or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. In determining whether any of these tests is satisfied, a U.S. Holder must take into account not only the Shares or ADSs that it actually owns, but also Shares or ADSs that it is considered to own pursuant to certain constructive ownership rules set forth in the Code. Furthermore, depending on the facts and circumstances, any acquisition or disposition of Shares or ADSs by a U.S. Holder that is substantially contemporaneous with the repurchase by the Company of Shares or ADSs pursuant to the Offer may be taken into account in determining whether any of these tests is satisfied. U.S. Holders should consult their own tax advisors as to the applicability of the constructive ownership rules to them.

        The disposition by a U.S. Holder of Shares or ADSs pursuant to the Offer will result in a "complete termination" of the U.S. Holder's stock interest in the Company if, pursuant to the Offer, the U.S. Holder disposes of all of the Shares or ADSs actually and constructively owned by the Holder. If the U.S. Holder's disposition of Shares or ADSs would satisfy the complete termination requirement but for the Holder's constructive ownership of Shares or ADSs actually held by other family members, the U.S. Holder may, under certain circumstances, be entitled to waive such constructive ownership, provided that the U.S. Holder complies with the provisions of Section 302(c) of the Code.

        The disposition by a U.S. Holder of Shares or ADSs pursuant to the Offer will be a "substantially disproportionate redemption" with respect to the U.S. Holder if the percentage of Shares or ADSs actually or constructively owned by the U.S. Holder immediately following the redemption pursuant to the Offer is less than 80% of the percentage of Shares or ADSs actually or constructively owned by the U.S. Holder immediately before the redemption (treating as outstanding all Shares or ADSs repurchased by the Company pursuant to the Offer).

        The disposition by a U.S. Holder of Shares or ADSs pursuant to the Offer will not be "essentially equivalent to a dividend" with respect to the U.S. Holder if, as a result of the tender of Shares or ADSs pursuant to the Offer, the U.S. Holder experiences a "meaningful reduction" in its proportionate interest in the Company, taking into account the constructive ownership rules. Under applicable authorities, any actual reduction in the proportionate interest of a small minority shareholder of the Company who does not exercise any control over the affairs of the Company should constitute a "meaningful reduction" within the meaning of the Code.

        The ability of a U.S. Holder to satisfy any of the foregoing tests may be affected by any proration made pursuant to the Offer. Therefore, a U.S. Holder can be given no assurance (even if the U.S. Holder tenders all of its Shares or ADSs) that the Company will purchase a sufficient number of its Shares or ADSs to permit it to satisfy any of the foregoing tests.

        To the extent that the purchase by the Company of the Shares or ADSs is characterised as a redemption under Section 302 of the Code, it will be treated as a sale or exchange by the U.S. Holder of both the tendered Shares or ADSs and the associated Tender Rights. Although the matter is not entirely free from doubt, one reasonable position would be to allocate the total consideration received between the Shares or ADSs, on the one hand, and the associated Tender Rights, on the other hand, based upon their relative fair market values on the repurchase date, and to compute gain or loss separately with respect to the Shares or ADSs on the one hand, and the Tender Rights, on the other. The relative fair market values of Shares, ADSs and Tender Rights should be established by reference to their relative trading prices on the appropriate date. Any resulting gain or loss (whether attributable to Shares, ADSs or Tender Rights) will be U.S. source for foreign tax credit limitation purposes. If the Shares or ADSs have been held for more than one year, gain or loss on their sale will be treated as long-term capital gain or loss. As discussed under "—Taxation on Sale, Exchange or Expiration of Rights" above, gain or loss with respect to the Tender Rights generally will be short-term capital gain or loss (since by their terms the Tender Rights will not be outstanding for a period in excess of one year). The deductibility of capital losses is subject to significant limitations.

        Gain or loss must be determined separately for each block of Shares or ADSs (i.e., Shares or ADSs acquired at the same cost in a single transaction) that is repurchased by the Company under the Offer. A U.S. Holder may be able to designate, generally through its broker, which blocks of Shares or ADSs it wishes to tender under the Offer if less than all of its Shares or ADSs are redeemed under the Offer. U.S. Holders should consult their own tax advisors concerning the mechanics and the desirability of that designation.

      Redemption not accorded sale or exchange treatment

        If the redemption of Shares or ADSs is not characterised under Section 302 of the Code as a sale or exchange of the Shares or ADSs, a U.S. Holder will be treated as having received a distribution with respect to its Shares or ADSs in an amount equal to the total U.S. dollar value of the Redemption Price, including the amount of any Swedish tax withheld therefrom. The distribution will be includible in the U.S. Holder's gross income and will be taxable as foreign source dividend income to the extent of the Company's current and accumulated earnings and profits, as determined under U.S. federal income tax principles.

        Corporate U.S. Holders will not be eligible for the dividends received deduction allowed in respect of dividends received from U.S. corporations. However, individual U.S. Holders will be eligible for the reduced rates of U.S. federal income tax (currently a maximum of 15%) in respect of the dividend distribution, provided the individual U.S. Holders meet certain requirements. The distribution generally will constitute foreign source "passive" income or, in the case of certain Holders, "financial services" income for foreign tax credit purposes. Holders should note that, as discussed below, it is uncertain whether the Swedish taxes imposed on the proceeds received in the Offer will be available as a credit against any U.S. tax liability. The rules relating to foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding whether and to what extent a credit might be available.

  Swedish Tax Considerations

        Under the Treaty, a U.S. Holder generally will not be subject to Swedish tax on any capital gain derived from the sale or exchange in a transaction on the open market of personal property such as Tender Rights, Shares or ADSs. However, under Swedish law, the payment by the Company of the Redemption Price pursuant to the Offer to non-Swedish residents (including U.S. Holders) generally will be treated as a dividend, with the result that the entire amount of proceeds payable will be subject to Swedish withholding tax. Swedish law generally provides that dividends paid by a Swedish corporation to non-residents of Sweden are subject to withholding tax at a statutory rate of 30%. However, pursuant to the Treaty, dividends paid by the Company to a U.S. Holder generally will be subject to Swedish withholding tax at a reduced rate of 15%. Furthermore, in certain situations the Swedish Tax Agency in determining the taxable amount permits a deduction for the nominal amount of each share. The issue of whether an amount greater than the nominal value of the share may be deducted in determining the Swedish withholding tax payable on a share redemption, is at present under consideration by Swedish tax courts. If this deduction is not permitted directly at the time of the distribution, the shareholder may apply for a refund by submitting an application to the Swedish Tax Agency. It should be observed that Swedish withholding tax will be payable in respect of redeemed Shares or ADSs regardless of whether the Tender Rights entitling participation in the redemption are received as a distribution on Shares or ADSs held or are acquired in the market. VPC will deduct the required amount of Swedish withholding tax for U.S. Holders whose Shares are registered with it. In the case of U.S. Holders whose Shares or ADSs are registered with nominees, the nominee will effect the deduction and payment of Swedish withholding tax in accordance with general procedures applied by that nominee. If VPC or the nominee has sufficient information regarding the tax residency of the U.S. Holder, the Treaty rate generally will be applied at source upon distribution of the payment.

        Given that under Swedish law different treatment is accorded to persons who are resident in and non-residents of Sweden, it is uncertain whether the Swedish withholding tax would qualify as a creditable foreign tax for U.S. tax purposes. Consequently, U.S. Holders should consult their own tax advisors regarding the relative merits of disposing of their Tender Rights and their Shares or ADSs, as the case may be, pursuant to the Offer or, in the alternative, in a transaction on the open market.

        U.S. shareholders may be required to make certain representations and certifications with respect to their eligibility for the reduced 15% rate through which such owners will receive benefit of the reduced rate on or about payment date. Registered holders who are not individuals may be asked to provide documentation to show eligibility for the reduced 15% rate under the Treaty.

  Foreign Currency Considerations

        Any Swedish kronor received on the disposition of Tender Rights will have a tax basis equal to its U.S. dollar value at the time includible in income regardless of whether the Swedish kronor is in fact converted into U.S. dollars. If a U.S. Holder receives any Swedish kronor in the sale of its Shares, the Holder generally will have a tax basis in the Swedish kronor equal to the U.S. dollar value of the Swedish kronor at the spot rate in effect on the date of receipt. In the case of a cash basis taxpayer or an accrual basis taxpayer who so elects, the amount realized on the redemption of the Shares will equal the U.S. dollar value of the Swedish kronor, determined at the spot rate on the settlement date of the sale. (This general rule applies notwithstanding that the Shares are treated as disposed of on a date other than the settlement date.) A U.S. Holder who converts the Swedish kronor into U.S. dollars on the date of receipt generally should not recognize any exchange gain or loss in respect of the payment. Exchange gain or loss, if any, realized on a subsequent conversion or other disposition of the Swedish kronor would be treated as U.S. source ordinary income or loss. U.S. Holders in doubt as to the application of the foregoing rules to their particular situations should consult their own tax advisors.

  Recent U.S. Tax Law Changes Applicable to Individuals

        Under 2003 U.S. tax legislation, certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax (currently a maximum of 15%) in respect of "qualified dividend income" received in taxable years beginning after December 31, 2002 and beginning before January 1, 2009. For this purpose, qualified dividend income generally includes dividends paid by non-U.S. corporations if, among other things, certain minimum holding periods are met and either (i) the shares (or ADSs) with respect to which the dividend has been paid are readily tradable on an established securities markets in the United States or (ii) the non-U.S. corporation is eligible for the benefits of a comprehensive U.S. income tax treaty (such as the Treaty) which provides for the exchange of information. The Company currently believes that dividends paid with respect to its Shares and ADSs will constitute qualified dividend income for U.S. federal income tax purposes, provided the individual U.S. Holders of its Shares or ADSs meet certain requirements. Some of the eligibility requirements for non-U.S. corporations are not entirely certain, however, and further guidance from the United States Internal Revenue Service (the "IRS") is anticipated. In addition, the IRS is expected to issue certification procedures in 2004 whereby a non-U.S. corporation will be required to certify as to the eligibility of its dividends for the reduced U.S. federal income tax rates.

  Passive Foreign Investment Company Status

        A non-U.S. corporation is classified as a Passive Foreign Investment Company (a "PFIC") for any taxable year if 75% or more of its gross income consists of passive income or 50% or more of the average value of its assets consist of assets that produce, or are held for the production of, passive income. The Company currently believes that it did not qualify as a PFIC for the taxable year ending December 31, 2003, and anticipates that it will not be classified as a PFIC for the current taxable year for U.S. federal income tax purposes. However, this is a factual determination that must be made annually at the end of the taxable year and thus may be subject to change. If the Company were classified as a PFIC for the current or any subsequent taxable year during which a U.S. Holder held Shares or ADSs, the U.S. Holder would be subject to adverse tax consequences with respect to certain distributions on, and gain realized upon a disposition of, Shares or ADSs. Furthermore, dividends paid by the Company would not be eligible for the reduced maximum federal income tax rate of 15% applicable to individuals (and certain trusts and estates) and would be taxed at the higher rates applicable to other items of ordinary income. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the Company.

  U.S. Information Reporting and Backup Withholding

        The receipt of Tender Rights and the proceeds of the sale, disposition or redemption of the Tender Rights, Shares or ADSs, as the case may be, may be subject to U.S. information reporting to the IRS and to possible U.S. federal backup withholding at a current rate of 28%. Backup withholding generally will not apply to a Holder who furnishes a correct taxpayer identification number (generally on IRS Form W-9) or makes any other required certification, or who is otherwise exempt from backup withholding. A Substitute Form W-9 is enclosed for the convenience of those U.S. persons who receive Tender Rights who dispose of their Tender Rights, Shares or ADSs pursuant to the Offer and who may be subject to backup withholding. Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding, although such Holders may be required to furnish certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries. Persons in doubt as to the necessity of furnishing any of these forms should consult their own tax advisors. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder's U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

15.   Fees and Expenses.

        Other than as described below, no fees will be paid to brokers, dealers or others by the Company in connection with the Offer.

        Depositary under the Offer.    The Company has retained The Bank of New York to act as depositary for the receipt of tenders in connection with the Offer. The Bank of New York will receive reasonable and customary compensation for its services as depositary and will be reimbursed by the Company for certain out-of-pocket expenses. The Bank of New York also serves as the depositary for the ADSs pursuant to the Deposit Agreement, dated as of April 20, 2004, by and among the Company, the Depositary and the holders from time to time of ADRs executed and delivered thereunder.

        Information Agent.    The Company has retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services as Information Agent. The Information Agent will be reimbursed by the Company for certain out-of-pocket expenses in connection with the Offer.

        Advisors Under the Swedish Offer.    Handelsbanken Capital Markets ("Handelsbanken") has been retained by the Company to act as dealer manager in connection with the Swedish Offer. Handelsbanken will receive reasonable and customary compensation for providing their services, and will also be reimbursed by the Company for reasonable out-of-pocket expenses. Handelsbanken has, from time to time, provided investment banking services to the Company for which they have each received, or will receive, reasonable and customary compensation. It is expected that Handelsbanken will continue to provide such services to the Company in the future. Handelsbanken has been retained to handle acceptances registration and settlement in the Offer.

        Expenses.    The Company will pay brokerage commissions in connection with Sell Order Transactions. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16.   Miscellaneous.

        The Offer is not being made to, nor will the Company accept tenders from, holders of Shares or ADSs in any state of the United States in which the Offer or the acceptance thereof would not be in compliance with the laws of such state. The Company is not aware of any state the laws of which would prohibit the Offer or such acceptance.

        No person has been authorized to make any recommendation on behalf of the Company as to whether holders should tender Shares or ADSs pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein, in the Letter(s) of Transmittal or in the explanatory statement. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Company.

AB ELECTROLUX

        The Letter(s) of Transmittal and any other required documents should be sent or delivered by each holder of Shares or ADSs or such holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

The Rights Agent for the Offer is:

THE BANK OF NEW YORK

By Mail:	By Hand or Overnight Courier:
Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	Tender & Exchange Department 101 Barclay Street Receive and Deliver Window, 1E New York, New York 10286

Facsimile Number:
(For Eligible Institutions only)

212-815-6433

For confirmation of Facsimile

212-815-6212

        For holders of Shares or ADSs representing Underlying Shares, questions and requests for assistance may be directed to the Information Agent at the toll free number set forth below. Additional copies of this Offer to Purchase and the Letter(s) of Transmittal and other related materials, may be obtained from the Information Agent, or the Depositary, or brokers, dealers, commercial banks and trust companies. To confirm the delivery of your Shares or ADSs, you are directed to contact the Depositary.

The Information Agent for the Offer is:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, NY 10022
(212) 754-8000
Stockholders Please Call Toll Free: (800) 607-0088
Banks and Brokerage Firms Please Call: (800) 854-2468
E-mail: elux.info@morrowco.com

QuickLinks

IMPORTANT
SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
THE OFFER